CERTIFICATE OF DESIGNATION OF
Preferences, Rights and Limitations OF
SERIES A PREFERRED STOCK OF
OFFLINE CONSULTING, INC.

Pursuant to Section 151 of the Delaware
General Corporation Law

I, Marcello Trebitsch, Chief Executive Officer of Offline Consulting, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), in accordance with the provisions of Section 151 of such law, DO HEREBY CERTIFY that at a meeting of the Board of Directors that the following resolutions were adopted:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provi-sions of Article FOURTH of the Corporation’s Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be, and hereby is, created, and the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restric-tions thereof, be, and hereby are, as follows:

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 1,000,000 (which shall not be subject to increase without the consent of a majority of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have $.0001 par value and a stated value equal to $1.50 (as adjusted from time to time in accordance with the terms hereof, the “Stated Value”). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 7 hereof.

Section 2.  Dividends.

(a) Holders shall be entitled to receive when, if and as declared by the Corporation’s board of directors, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum, or $0.12 per share per annum payable semi-annually on June 30 and December 31, commencing on December 31, 2007 (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) (“Dividend Payment Date”). The dividend amount shall be increased to 10% per annum in the event that the Corporation fails to file the Registration Statement by the Filing Date or have such Registration Statement declared effective by the Effectiveness Date as such terms are defined in that certain Registration Rights Agreement entered by and between the Corporation and the Holders dated the date hereof. However, in the event that such Registration Statement is subsequently filed or declared effective, then the dividend rate shall be decreased to 8%. In the event that a Holder converts its shares of Preferred Stock prior to a Dividend Payment Date, then Holder shall be entitled to receive a pro rata portion of such owed dividends on the date of Conversion. The form of dividend payments to each Holder shall be made at the sole discretion of the Corporation: (i) if funds are legally available for the payment of dividends, in cash, or (ii) in restricted shares of Common Stock of the Corporation with piggyback registration rights. In the event that the Corporation elects to issue shares of Common Stock in connection with the dividend, such dividend shares shall be determined by dividing the dividend amount by 90% of the volume-weighted average price of the common stock for the 20 trading days immediately preceding the Dividend Payment Date (the “Dividend VWAP”); provided, however, if we are unable to determine the Dividend VWAP, then such dividend shall be determined by dividing the dividend amount by the average of the three lowest Closing Bid Prices during the 20 trading days immediately preceding the record date for payment of such dividend. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder.

(b) So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder) upon, nor shall any distribution be made in respect of, any Junior Securities so long as any dividends due on the Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

Section 3. Voting Rights. Except as otherwise provided herein and as otherwise prohibited by law, the Preferred Stock shall have voting rights on an as converted basis (subject to the limitation set forth in Section 5(a)(ii)). Without limiting the generality of the foregoing sentence, so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Preferred Stock, (e) enter into any agreement with respect to the foregoing, (f) voluntarily file for bankruptcy, liquidate the Corporation’s assets or make an assignment for the benefit of the Corporation’s creditors, or (g) materially change the nature of the Corporation’s business.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share plus interest of 15% per year and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be treated as a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

Section 5.  Conversion.

(a)  (i) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(iii)) determined by dividing the Stated Value of such share by the Set Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), to the attention of Chief Financial Officer, Fax No.: (941) 379-1922. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii) Beneficial Ownership Limitation. (A) The Corporation shall not effect any conversion of the Preferred Stock, and the Holder shall not have the right to convert any portion of the Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 9.9% of the number of shares of the Common Stock Outstanding immediately after giving effect to such conversion.  Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this Section 5(a)(iii) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by the Holder together with any affiliates) and of which shares of Preferred Stock is convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder) and which shares of the Preferred Stock is convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 5(a)(iii), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Corporation’s most recent Form 10-QSB or 10-Q or Form 10-K-SB or 10-K, as the case may be, (B) a more recent public announcement by the Corporation or (C) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock Outstanding.  Upon the written or oral request of the Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. This restriction may not be waived.

(iii) Limitation on Number of Shares Issuable. Notwithstanding anything herein to the contrary, the Corporation shall not issue to any Holder any shares of Common Stock, including pursuant to any rights herein, including, without limitation, any conversion rights or right to issue shares of Common Stock in payment of dividends, to the extent such shares, when added to the number of shares of Common Stock issued or issuable upon conversion of any shares of Preferred Stock pursuant to Section 5(a)(i) would exceed 19.999% of the Corporation’s outstanding Common Stock immediately prior to the Conversion Date or such greater number of shares of Common Stock permitted pursuant to the corporate governance rules of the Principal Market that is at the time the principal trading exchange or market for the Common Stock, based upon share volume, as confirmed in writing by counsel to the Corporation (the “Maximum Aggregate Share Amount”), unless the Corporation first obtains shareholder approval permitting such issuances in accordance with the Principal Market rules (“Shareholder Approval”). Each Holder shall be entitled to a portion of the Maximum Aggregate Share Amount equal to the quotient obtained by dividing (x) such the number of shares of Preferred Stock initially purchased by such Holder by (y) the aggregate number of shares purchased by all Holders. Such portions shall be adjusted upward ratably in the event all of the shares of Preferred Stock of any Holder are no longer outstanding. If at any time the number of shares of Common Stock which could, notwithstanding the limitation set forth herein, be issuable and sold to all Holders during the following 12 months (assuming all dividends are paid in shares of Common Stock during such period of determination based upon the VWAP at the time of any such determination) equals or exceeds the Maximum Aggregate Share Amount, then the Corporation shall, subject to any requirements in the Subscription Agreement to act sooner, obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 75th day after the date in which the Corporation determines (or is notified by any Holder) that the Maximum Aggregate Share Amount could be exceeded and shall continue to seek to obtain Shareholder Approval every 75 days until such Shareholder Approval is obtained. If the Corporation shall have failed to obtain the Shareholder Approval on or prior to the initial 75th day after the date in which the Corporation determines (or is notified by a Holder) that the Maximum Aggregate Share Amount would be exceeded, then the dividend on the Preferred Stock shall thereafter be 15% per annum until such Shareholder Approval is obtained.

(b) (i) Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver to the Holder a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock. If the number of shares of Preferred Stock represented by the Preferred Stock certificate(s) submitted for conversion is greater than the number of shares of Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock certificate(s) and at the Corporation's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Preferred Stock not converted. After the Effective Date, the Corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. Nothing herein shall limit a Holder's right to pursue injunctive relief and/or actual damages for the Corporation's failure to issue and deliver Common Stock to the Holder, including, without limitation, the Holder's actual losses occasioned by any “buy-in” of common stock necessitated by such late delivery. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Corporation fails for any reason to effect delivery of such shares of Common Stock by the Share Delivery Date, the Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Corporation whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion except that holder shall retain the right to receive the actual documented cost of any “buy-in.” As used herein, “buy-in” shall mean the purchase by a holder of Preferred Stock of shares of common stock in an open market transaction or otherwise in order to meet its delivery obligations in connection with the sale of common stock, which delivery obligation the holder intended to satisfy with the shares of common stock upon conversion.

(ii) If within three (5) business days of the Corporation's receipt of an executed copy of the Notice of Conversion (so long as the applicable Preferred Stock certificates and original Notice of Conversion are received by the Corporation on or before such third business day) the Corporation’s transfer agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Preferred Stock or to issue a new Preferred Stock certificate representing the number of shares of Preferred Stock to which such holder is entitled pursuant to Section 5(b)(i) (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue hereunder and under the Purchase Agreement among the Corporation and the initial holders of the Preferred Stock, the Corporation shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(i) and to which such holder is entitled and, in the event the Corporation has failed to deliver a Preferred Stock certificate to the holder on a timely basis pursuant to Section 5(b)(i), the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock represented by such Preferred Stock certificate, as of the last possible date which the Corporation could have issued such Preferred Stock certificate to such holder without violating Section 5(b)(i) and (B) the Closing Bid Price of the Common Stock on the last possible date which the Corporation could have issued such Common Stock and such Preferred Stock certificate, as the case may be, to such holder without violating Section 5(b)(i). If the Corporation fails to pay the additional damages set forth in this Section 5(b)(ii) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

(c) (i) The conversion price for each share of Preferred Stock shall equal $9.46 (the “Set Price”), subject to adjustment below.

(ii) if the Corporation, at any time while the Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Set Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock Outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(iii) except in connection with the issuance of securities associated with (a) shares of Common Stock or options to employees, officers, consultants or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose [so long as such issuances in the aggregate do not exceed ten percent (10%) of the issued and outstanding shares of Common Stock at any given point in time], (b) securities upon the exercise of or conversion of any securities issued hereunder, convertible securities, options or warrants issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise or conversion price of any such securities, (b) securities issued in connection with acquisitions or (d) securities issued as equity enhancements in connection with standard non convertible debt transactions (“Excepted Issuances”), if the Corporation, at any time while the Preferred Stock is outstanding, shall issue rights, options or warrants to holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share (the “Effective Price”) less than the Set Price then in effect, then and in each such case the then existing Set Price shall be reduced to a price equal to the Effective Price (the “New Set Price”). Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(iv) except in connection with an Excepted Issuance, if the Corporation or any Subsidiary thereof at any time while any of the Preferred Stock is outstanding, shall offer, sell, grant any option or warrant to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or any equity or equity equivalent securities (including any equity, debt or other instrument that is at any time over the life thereof convertible into or exchangeable for Common Stock) (collectively, “Common Stock Equivalents”) entitling any Person to acquire shares of Common Stock, at an Effective Price per share less than the Set Price then the Set Price shall be reduced to a price equal the Effective Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.

(v)  if the Corporation, at any time while the Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 5(c)(iii), then in each such case the Set Price shall be adjusted by multiplying the Set Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(vi)  All calculations under this Section 5(c) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock. For purposes of this Section 5(c), the number of shares of Common Stock deemed to be outstanding (the “Common Stock Outstanding”) as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(vii)  Notwithstanding anything to the contrary herein, no adjustment shall be made hereunder in connection with an Excepted Issuance.

(viii)  Whenever the Set Price is adjusted pursuant to this Section the Corporation shall promptly mail to each Holder, a notice setting forth the Set Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 9.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation, or (b) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (a).

“Closing” means closing of the purchase and sale of the Preferred Stock.

“Closing Bid Price” means, for any security as of any date, the last closing bid price of such security on the OTC Bulletin Board or other principal exchange on which such security is traded as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the holders of a majority of the outstanding shares of Preferred Stock.

“Closing Date” means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Holders’ obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the shares of Preferred Stock and Warrants have been satisfied or waived.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, no par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Common Stock Outstanding” shall have the meaning set forth in Section 5(c)(vi).

“Conversion Date” shall have the meaning set forth in Section 5(a)(i).

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

“Dilutive Issuance” shall have the meaning set forth in Section 5(c)(iv).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 5(c)(iv).

“Dividend Payment Date” shall have the meaning set forth in Section 2(a).

“Effective Date” means the date that the Registration Statement is declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excepted Issuances” shall have the meaning as set forth in Section 5(c)(iii).

“Fundamental Transaction” means the occurrence after the date hereof of any of (a) the Corporation effects any merger or consolidation of the Corporation into another Person, (b) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (c) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (d) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

“Holder” shall have the meaning given such term in Section 1 hereof.

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation other than those securities that are (a) outstanding on the Original Issue Date and (b) which are explicitly senior in rights or liquidation preference to the Preferred Stock.

“Liquidation” shall have the meaning given such term in Section 4.

“Notice of Conversion” shall have the meaning given such term in Section 5(a).

“Original Issue Date” shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Principal Market” initially means the Over-the-Counter Bulletin Board and shall also include the American Stock Exchange, NASDAQ Small-Cap Market, the New York Stock Exchange, or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of the date hereof, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a “selling stockholder” thereunder, all as provided in the Registration Rights Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Set Price” shall have the meaning set forth in Section 5(c)(i).

“Share Delivery Date” shall have the meaning given such term in Section 5(b).

“Stated Value” shall have the meaning given such term in Section 1.

“Subscription Amount” shall mean, as to each Purchaser, the amount to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Purchaser’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount”, in United States Dollars and in immediately available funds.

“Subsidiary” shall have the meaning given to such term in the Purchase Agreement.

“Trading Day” shall mean any day during which the Principal Market shall be open for business.

“Transaction Documents” shall mean the Purchase Agreement and all agreements entered into in connection therewith, including the Registration Rights Agreement and the Warrants.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b)  if the Common Stock is not then listed or quoted on a Principal Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c)  if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers and reasonably acceptable to the Corporation.

Section 7. Redemption.

(a) Redemption Option Upon Major Transaction. In addition to all other rights of the holders of Preferred Stock contained herein, simultaneous with the occurrence of a Major Transaction (as defined below), each holder of Preferred Stock shall have the right, at such holder's option, to require the Corporation to redeem all or a portion of such holder's shares of Preferred Stock at a price per share of Preferred Stock equal to one hundred percent (100%) of the Stated Value, plus any accrued but unpaid dividends and liquidated damages (the “Major Transaction Redemption Price”); provided that the Corporation shall have the sole option to pay the Major Transaction Redemption Price in cash or shares of Common Stock. If the Corporation elects to pay the Major Transaction Redemption Price in shares of Common Stock, the price per share shall be based upon the Set Price then in effect on the day preceding the date of delivery of the Notice of Redemption at Option of Buyer Upon Major Transaction (as hereafter defined) and the holder of such shares of Common Stock shall have demand registration rights with respect to such shares.

(b) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Preferred Stock contained herein, after a Triggering Event (as defined below), each holder of Preferred Stock shall have the right, at such holder's option, to require the Corporation to redeem all or a portion of such holder's shares of Preferred Stock at a price per share of Preferred Stock equal to one hundred twenty percent (120%) of the Stated Value, plus any accrued but unpaid dividends and liquidated damages (the “Triggering Event Redemption Price” and, collectively with the “Major Transaction Redemption Price,” the “Redemption Price”); provided that with respect to the Triggering Events described in clauses (i), (ii), (iii) and (vii) of Section 7(d), the Corporation shall have the sole option to pay the Triggering Event Redemption Price in cash or shares of Common Stock; and provided, further, that with respect to the Triggering Event described in clauses (iv), (v) and (vi) of Section 7(d), the Corporation shall pay the Triggering Event Redemption Price in cash. If the Corporation elects to pay the Triggering Event Redemption Price in shares of Common Stock in accordance with this Section 7(b), the price per share shall be based upon the lesser of (i) the Set Price then in effect on the day preceding the date of delivery of the Notice of Redemption at Option of Buyer Upon Triggering Event or (ii) the Closing Bid Price on the day preceding the date of delivery of the Notice of Redemption at Option of Buyer Upon Triggering Event and the holder of such shares of Common Stock shall have demand registration rights with respect to such shares.

(c) “Major Transaction”. A “Major Transaction” shall be deemed to have occurred at such time as any of the following events:

(i) the consolidation, merger or other business combination of the Corporation with or into another Person (which specifically excludes the consolidation, merger or other business combination of the Corporation with or into another Person (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation or (B) a consolidation, merger or other business combination in which holders of the Corporation's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities);

(ii) the sale or transfer of more than 50% of the Corporation's assets other than inventory in the ordinary course of business in one or a related series of transactions; or

(iii) closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted.

(d)  “Triggering Event”. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i)  so long as any shares of Preferred Stock are outstanding, the effectiveness of the Registration Statement, after it becomes effective, (i) lapses for any reason (including, without limitation, the issuance of a stop order) and such lapse continues for a period of sixty (60) consecutive trading days, or (ii) is unavailable to the holder of the Preferred Stock for sale of the shares of Common Stock, and such lapse or unavailability continues for a period of sixty (60) consecutive trading days, and the shares of Common Stock into which such holder's Preferred Stock can be converted cannot be sold in the public securities market pursuant to Rule 144(k) (“Rule 144(k)”) under the Securities Act of 1933, as amended, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such holder of Preferred Stock; or

(ii)  the suspension from listing or trading, without subsequent listing on any one of, or the failure of the Common Stock to be listed or traded on at least one of, the OTC Bulletin Board, the Nasdaq Global Select Market, Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, Inc. or the American Stock Exchange, Inc., for a period of five (5) consecutive trading days; or

(iii)  the Corporation's notice to any holder of Preferred Stock, including by way of public announcement, at any time, of its inability to comply (including for any of the reasons described in Section 8) or its intention not to comply with proper requests for conversion of any Preferred Stock into shares of Common Stock; or

(iv)  the Corporation's failure to comply with a Notice of Conversion tendered in accordance with the provisions of this Certificate of Designation within ten (10) business days after the receipt by the Corporation of the Notice of Conversion and the Preferred Stock certificates; or

(v)  the Corporation deregisters its shares of Common Stock and as a result such shares of Common Stock are no longer publicly traded; or

(vi)  the Corporation consummates a “going private” transaction and as a result the Common Stock is no longer registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended; or

(vii)  the Corporation breaches any representation, warranty, covenant or other term or condition of the Purchase Agreement, this Certificate of Designation or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in the Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten (10) business days.

(b) Mechanics of Redemption at Option of Buyer Upon Major Transaction. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Corporation shall deliver written notice thereof via facsimile and overnight courier (“Notice of Major Transaction”) to each holder of Preferred Stock. At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time within ten (10) days prior to a Major Transaction), any holder of Preferred Stock then outstanding may require the Corporation to redeem, effective immediately prior to the consummation of such Major Transaction, all of the holder's Preferred Stock then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Buyer Upon Major Transaction”) to the Corporation, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of shares of Preferred Stock that such holder is electing to redeem and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 7(a) above.

(c) Mechanics of Redemption at Option of Buyer Upon Triggering Event. Within one (1) business day after the Corporation obtains knowledge of the occurrence of a Triggering Event, the Corporation shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each holder of Preferred Stock. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Stock then outstanding may require the Corporation to redeem all of the Preferred Stock by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Buyer Upon Triggering Event”) to the Corporation, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of shares of Preferred Stock that such holder is electing to redeem and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 7(b) above.

(d) Payment of Redemption Price. Upon the Corporation's receipt of a Notice(s) of Redemption at Option of Buyer Upon Triggering Event or a Notice(s) of Redemption at Option of Buyer Upon Major Transaction from any holder of Preferred Stock, the Corporation shall immediately notify such holder of Preferred Stock by facsimile of the Corporation's receipt of such Notice(s) of Redemption at Option of Buyer Upon Triggering Event or Notice(s) of Redemption at Option of Buyer Upon Major Transaction and each holder which has sent such a notice shall promptly submit to the Corporation such holder's Preferred Stock certificates which such holder has elected to have redeemed. Other than with respect to the Triggering Event described in clause (iv) of Section 7(d), the Corporation shall have the sole option to pay the Redemption Price in cash or shares of Common Stock in accordance with Sections 7(a) and (b) and Section 8 of this Certificate of Designation. The Corporation shall deliver the applicable Major Transaction Redemption Price immediately prior to the consummation of the Major Transaction; provided that a holder's Preferred Stock certificates shall have been so delivered to the Corporation; provided further that if the Corporation is unable to redeem all of the Preferred Stock to be redeemed, the Corporation shall redeem an amount from each holder of Preferred Stock being redeemed equal to such holder's pro-rata amount (based on the number of shares of Preferred Stock held by such holder relative to the number of shares of Preferred Stock outstanding) of all Preferred Stock being redeemed. If the Corporation shall fail to redeem all of the Preferred Stock submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Preferred Stock may have under this Certificate of Designation and the Purchase Agreement, the applicable Redemption Price payable in respect of such unredeemed Preferred Stock shall bear interest at the rate of 1.0% per month (prorated for partial months) until paid in full. Until the Corporation pays such unpaid applicable Redemption Price in full to a holder of shares of Preferred Stock submitted for redemption, such holder shall have the option (the “Void Optional Redemption Option”) to, in lieu of redemption, require the Corporation to promptly return to such holder(s) all of the shares of Preferred Stock that were submitted for redemption by such holder(s) under this Section 7 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Corporation via facsimile (the “Void Optional Redemption Notice”). Upon the Corporation's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Redemption Price to such holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Major Transaction or Notice(s) of Redemption at Option of Buyer Upon Triggering Event (as applicable) shall be null and void with respect to those shares of Preferred Stock submitted for redemption and for which the applicable Redemption Price has not been paid and (ii) the Corporation shall immediately return any Preferred Stock submitted to the Corporation by each holder for redemption under this Section 7(d) and for which the applicable Redemption Price has not been paid and (iii) the Set Price of such returned shares of Preferred Stock shall be adjusted to the lesser of (A) the Set Price and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption of Option of Buyer Upon Major Transaction or Notice(s) of Redemption of Option of Buyer Upon Triggering Event is delivered to the Corporation and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Corporation; provided that no adjustment shall be made if such adjustment would result in an increase of the Set Price then in effect; provided that no adjustment shall be made if such adjustment would result in an increase of the Set Price then in effect. A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Corporation's obligations to make any payments which have accrued prior to the date of such notice other than interest payments. Payments provided for in this Section 7 shall have priority to payments to other stockholders in connection with a Major Transaction.

(e) Demand Registration Rights. If the Redemption Price upon the occurrence of a Major Transaction or a Triggering Event is paid in shares of Common Stock and such shares have not been previously registered on a registration statement under the Securities Act, a holder of Preferred Stock may make a written request for registration under the Securities Act pursuant to this Section 7(e) of all of its shares of Common Stock issued upon such Major Transaction or Triggering Event. The Corporation shall use its reasonable best efforts to cause to be filed and declared effective as soon as reasonably practicable (but in no event later than the ninetieth (90th) day after such holder’s request is made) a registration statement under the Securities Act, providing for the sale of all of the shares of Common Stock issued upon such Major Transaction or Triggering Event by such holder. The Corporation agrees to use its reasonable best efforts to keep any such registration statement continuously effective for resale of the Common Stock for so long as such holder shall request, but in no event shall the Corporation be required to maintain the effectiveness of such registration statement later than the date that the shares of Common Stock issued upon such Major Transaction or Triggering Event may be offered for resale to the public pursuant to Rule 144(k).

Section 8. Inability to Fully Convert.

(a) Holder's Option if Corporation Cannot Fully Convert. If, upon the Corporation's receipt of a Notice of Conversion, the Corporation cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Corporation (w) does not have a sufficient number of shares of Common Stock authorized and available, (x) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities from issuing all of the Common Stock which is to be issued to a holder of Preferred Stock pursuant to a Notice of Conversion or (y) subsequent to the effective date of the Registration Statement, fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Corporation shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Notice of Conversion and pursuant to Section 5(a)(i) above and, with respect to the unconverted Preferred Stock, the holder, solely at such holder's option, can elect, within five (5) business days after receipt of notice from the Corporation thereof to:

(i) require the Corporation to redeem from such holder those Preferred Stock for which the Corporation is unable to issue Common Stock in accordance with such holder's Notice of Conversion (“Mandatory Redemption”) at a price per share equal to the Major Transaction Redemption Price as of such Conversion Date (the “Mandatory Redemption Price”); provided that the Corporation shall have the sole option to pay the Mandatory Redemption Price in cash or, subject to Section 5(a)(ii) hereof, shares of Common Stock;

(ii) if the Corporation's inability to fully convert Preferred Stock is pursuant to Section 8(a)(y) above, require the Corporation to issue restricted shares of Common Stock in accordance with such holder's Notice of Conversion and pursuant to Section 5(a)(i) above;

(iii) void its Notice of Conversion and retain or have returned, as the case may be, the shares of Preferred Stock that were to be converted pursuant to such holder's Notice of Conversion (provided that a holder's voiding its Notice of Conversion shall not effect the Corporation's obligations to make any payments which have accrued prior to the date of such notice); or

(iv) exercise its buy-in rights pursuant to and in accordance with the terms and provisions of Section 5(b)(i) hereof.

(b) Mechanics of Fulfilling Holder's Election. The Corporation shall immediately send via facsimile or overnight courier to a holder of Preferred Stock, upon receipt of an original or facsimile copy of a Notice of Conversion from such holder which cannot be fully satisfied as described in Section 8(a) above, a notice of the Corporation's inability to fully satisfy such holder's Notice of Conversion (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Corporation is unable to fully satisfy such holder's Notice of Conversion, (ii) the number of Preferred Stock which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such holder shall notify the Corporation of its election pursuant to Section 8(a) above by delivering written notice via facsimile to the Corporation (“Notice in Response to Inability to Convert”).

(c) Payment of Redemption Price. If such holder shall elect to have its shares redeemed pursuant to Section 8(a)(i) above, the Corporation shall pay the Mandatory Redemption Price to such holder within thirty (30) days of the Corporation's receipt of the holder's Notice in Response to Inability to Convert, provided that prior to the Corporation's receipt of the holder's Notice in Response to Inability to Convert the Corporation has not delivered a notice to such holder stating, to the satisfaction of the holder, that the event or condition resulting in the Mandatory Redemption has been cured and all Conversion Shares issuable to such holder can and will be delivered to the holder in accordance with the terms of Section 5. If the Corporation shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 8(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Preferred Stock may have under this Certificate of Designation and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may (i) void the Mandatory Redemption with respect to those Preferred Stock for which the full Mandatory Redemption Price has not been paid, (ii) receive back such Preferred Stock, and (iii) require that the Set Price of such returned Preferred Stock be adjusted to the lesser of (A) the Set Price and (B) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the holder voided the Mandatory Redemption.

(d) Pro-rata Conversion and Redemption. In the event the Corporation receives a Notice of Conversion from more than one holder of Preferred Stock on the same day and the Corporation can convert and redeem some, but not all, of the Preferred Stock pursuant to this Section 8, the Corporation shall convert and redeem from each holder of Preferred Stock electing to have Preferred Stock converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number shares of Preferred Stock held by such holder relative to the number shares of Preferred Stock outstanding) of all shares of Preferred Stock being converted and redeemed at such time.

Section 9. Miscellaneous.

(a) If (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Corporation shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property;, or (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall caused to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which any such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert the Conversion Amount of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

(b) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

(c) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If any fraction of a Conversion Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Corporation shall pay an amount in cash equal to the VWAP immediately prior to the applicable conversion multiplied by such fraction.

(d) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

(e) To effect conversions or redemptions, as the case may be, of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such share of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

(f) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Corporation addressed to 2208-58th Ave. E., Bradenton, Florida 34203; Fax Number: 941-379-1922 or to such other address or facsimile number as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, which address shall initially be the address of such Holder set forth on the signature pages of the Purchase Agreement, or such other address as the Corporation or a Holder may designate by ten days advance written notice to the other parties hereto. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) (with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iv) one day after deposit with a nationally recognized overnight courier service, specifying next day delivery, with written verification of service, or (v) upon actual receipt by the party to whom such notice is required to be given.

(g)  For purposes hereof, a share of Preferred Stock is outstanding until such date as the Holder shall have received the Conversion Shares or redemption amount (as the case may be) issuable or payable to it in accordance with this Certificate of Designations.

(h)  Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(i)  If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(j)  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(k)  Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

(l)  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(m)  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(n)  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(o)  RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this __th day of May 16, 2007.

/s/Marcello Trebitsch

Name: Marcello Trebitsch
Title: CEO

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Convertible Preferred Stock indicated below, into shares of common stock, no par value per share (the “Common Stock”), of Offline Consulting, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion

_______________________
Number of shares of Preferred Stock owned prior to Conversion

_______________________
Number of shares of Preferred Stock to be Converted

_______________________
Stated Value of shares of Preferred Stock to be Converted

_______________________
Number of shares of Common Stock to be Issued

_______________________
Applicable Set Price

_______________________
Number of shares of Preferred Stock subsequent to Conversion

_______________________

[HOLDER]

By:_______________________
Name:
Title: